AMENDED AND RESTATED
                             SUBADVISORY AGREEMENT


       Agreement made as of the 17th day of September, 2008, by and between Allianz Investment Management LLC, formerly known as Allianz Life Advisers, LLC, a Minnesota limited liability company ("Manager"), and Columbia Management Advisors, LLC, a Delaware limited liability company ("Subadviser").

       WHEREAS each of the funds listed in Schedule A (each, a "Fund," and collectively, the "Funds") is a series of Allianz Variable Insurance Products Trust (the "Trust"), a Delaware business trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

       WHEREAS Manager has entered into an investment management agreement with the Trust dated April 27, 2001 (the "Management Agreement"), a copy of which has been provided to Subadviser, pursuant to which Manager provides investment advisory services to the Funds in accordance with the terms and conditions set forth in this Agreement;

       WHEREAS Manager and Subadviser have entered into a Subadvisory Agreement dated July 6, 2006 (the "2006 Subadvisory Agreement"), under the terms of which Subadviser has provided investment advisory services to the AZL Columbia Technology Fund, Manager and Subadviser wish to amend and restate the 2006 Subadvisory Agreement; and

       WHEREAS Manager and the Funds each desire to continue to retain Subadviser to provide investment advisory services to the Funds, and Subadviser is willing to render such investment advisory services;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.     Subadviser's Duties.

       (a) Portfolio Management. Subject to supervision by Manager and the Funds' Board of Trustees (the "Board"), Subadviser shall manage the investments and the composition of that portion of assets of each of the Funds which is allocated to Subadviser from time to time by Manager (which portion may include any or all of the Funds' assets), including the purchase, retention, and disposition thereof, in accordance with the Funds' investment objectives, policies, and restrictions as stated in the Funds' then current registration statement filed with the Securities and Exchange Commission (the "SEC"), as from time to time amended (the "Registration Statement"), provided that Subadviser receives a copy thereof pursuant to Section 3 below, and subject to the following understandings:


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             (i)    Investment Decisions.  Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of each of the Funds allocated to it by Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of any of the Funds concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act. Unless Manager or the applicable Fund gives written instructions to the contrary, Subadviser shall vote, or abstain from voting, all proxies with respect to companies whose securities are held in that portion of each of the Funds allocated to it by Manager, using its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the best interests of the Funds. Subadviser shall not be responsible for pursuing rights, including class action settlements, relating to the purchase, sale, or holding of securities by the Funds; provided, however, that Subadviser shall provide notice to Manager of any such potential claim of which it becomes aware and reasonably cooperate with Manager in any possible proceeding.

             (ii) Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits<1> and requirements, as amended from time to time, as set forth in the (A) Registration Statement; (B) instructions and directions of Manager and of the Board communicated to Subadviser in writing; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Funds, including, but not limited to, Section 817(h); and all other applicable federal and state laws and regulations;
                    (D) the procedures and standards set forth in, or established by the Board in accordance with, the Management Agreement to the extent communicated to Subadviser in writing; and (E) any policies and procedures of Subadviser communicated to the Funds and/or Manager.

             (iii)  Portfolio Transactions.

                      (A) Trading. With respect to the securities and other investments to be purchased or sold for the Funds, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Manager or Subadviser) as may be selected by Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Registration Statement, or approved by the Board;


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

                           conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Subadviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party. Subadviser may also take into account other factors that it deems relevant, including, without limitation, the price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, the experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firms involved, and the firm's risk in positioning a block of securities. Accordingly, the price to one or more of the Funds in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of Subadviser, by other aspects of the portfolio execution services offered.

                           Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, Subadviser may effect a transaction on behalf one or more of the Funds with a broker-dealer who provides brokerage and research services to Subadviser notwithstanding the fact that the commissions payable with respect to any such transaction may be greater than the amount of any commission another broker-dealer might have charged for effecting that transaction, if Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or Subadviser's or its affiliate's overall responsibilities with respect to the Funds and to their other clients as to which they exercise investment discretion.

                           In accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, Subadviser may engage its


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

                           affiliates, Manager and its affiliates, or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect transactions in securities and other investments for the Funds. Subadviser will communicate to Manager such information relating to transactions for the Funds as Manager may reasonably request.

                      (B) Aggregation of Trades. On occasions when Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of one or more of the Funds as well as other clients of Subadviser or any of its affiliates, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased consistent with Subadviser's duty to seek best execution. In such event, Subadviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Subadviser considers to be, over time, equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

             (iv) Records and Reports. Subadviser (A) shall maintain such books and records as are required based on the services provided by Subadviser pursuant to this Agreement under the 1940 Act and as are necessary for Manager to meet its record keeping obligations generally set forth under Section 31 and related rules thereunder, (B) shall render to the Board such periodic and special reports as the Board or Manager may reasonably request in writing, and (C) shall meet with any persons at the request of Manager or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

             (v) Transaction Reports. On each business day Subadviser shall provide to the Funds' custodian and the Funds' administrator information relating to all transactions concerning the Funds' assets that is reasonably necessary to enable the Funds' custodian and the Funds' administrator to perform their respective duties with respect to the Funds, and shall provide Manager with such information upon Manager's request.

       (b) Compliance Program and Ongoing Certification(s). As requested, Subadviser shall timely provide to Manager (i) information and


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             commentary for the Funds' annual and semi-annual reports, in a format approved by Manager, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the portion of each of the Funds allocated to Subadviser under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to Subadviser's management of the Funds in order to support the Funds' filings on Form N-CSR and Form N-Q, and the Funds' Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and the Subadviser's management of the Funds, in a format reasonably requested by Manager, as it may be amended from time to time; (iii) an annual sub-certification with respect to matters relating to the Funds' compliance program under Rule 38a-1, and (iv) an annual certification from the Subadviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the "Advisers Act"), or his or her designee, with respect to the design and operation of Subadviser's compliance program, in a format reasonably requested by Manager.

       (c) Maintenance of Records. Subadviser shall timely furnish to Manager all information relating to Subadviser's services hereunder which are needed by Manager to maintain the books and records of the Funds required under the 1940 Act. Subadviser shall maintain for the Funds the records required by paragraphs (b)(5), (b)(6),
             (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Subadviser and Manager. Subadviser agrees that all records that it maintains for the Funds are the property of the Funds and Subadviser will surrender promptly to the Funds any of such records upon the Funds' request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to Section 1(a) hereof.

       (d) Fidelity Bond and Code of Ethics. Subadviser will provide the Funds with periodic written certifications that, with respect to its activities on behalf of the Funds, Subadviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

       (e) Confidentiality. Subadviser and Manager agree that each shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of information supplied by either Subadviser or Manager that is not otherwise in


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

             the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including Portfolio Information. As used herein "Portfolio Information" means confidential and proprietary information of the Funds, Subadviser, or Manager that is received by one of the other parties in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the portion of each of the Funds allocated to Subadviser that Subadviser manages under the terms of this Agreement. Other than as set forth in this Agreement or required by applicable law, Subadviser and Manager will restrict access to the Portfolio Information to those persons who will use it only for the purpose of managing or servicing the Funds. The foregoing shall not prevent Subadviser or Manager from disclosing Portfolio Information that is (1) publicly known or becomes publicly known through no unauthorized act of its own, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the party provides the other party with prompt written notice of such requirement prior to any such disclosure.

       (f) Delegation. In rendering the services required under this Agreement, Subadviser may, consistent with applicable law and regulations, from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement; provided, however, that any such delegation shall not involve any such person serving as an "investment adviser" to any Fund within the meaning of the 1940 Act.
             Subadviser shall remain liable to Manager for the performance of Subadviser's obligations hereunder and for the acts and omissions of such other person, and Manager shall not be responsible for any fees that any such person may charge to Subadviser in connection with such services.

   2. Manager's Duties. Manager shall oversee and review Subadviser's performance of its duties under this Agreement. Manager shall also retain direct portfolio management responsibility with respect to any assets of the Funds that are not allocated by it to the portfolio management of Subadviser as provided in Section 1(a) hereof or to any other subadviser. Manager will periodically provide to Subadviser a list of the affiliates of Manager or the Funds (other than affiliates of Subadviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Funds may not invest, together with ticker symbols for all such companies (Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Funds. Subadviser may relay on such list to satisfy its obligations hereunder.


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

   3. Documents Provided to Subadviser. Manager has delivered or will deliver to Subadviser current copies and supplements thereto of the Funds' Prospectus and Statement of Additional Information, and will promptly deliver to it all future amendments and supplements, if any. Manager shall provide Subadviser with reasonable advance notice of (i) any change to a Fund's investment objectives, policies, and restrictions, and (ii) any change to the Trust's compliance policies and procedures that are reasonably likely to affect the management of the Funds or that otherwise relate to Subadviser's duties hereunder.

4. Expenses; Compensation of Subadviser. Subadviser will bear all expenses that it incurs in connection with the performance of its services under
       Section 1(a)-(c) of this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Funds. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly in arrears, on or before the last business day of the next succeeding calendar month, based on the Funds' assets allocated to Subadviser under this Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act. For the purpose of determining fees payable to Subadviser, the value of the Funds' average daily assets allocated to Subadviser under this Agreement shall be computed at the times and in the manner specified in the Registration Statement. Subadviser shall bill Manager directly for such fees. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5. Representations of Subadviser. Subadviser represents and warrants as follows:

       (a) Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted and implemented written policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the 1940 Act, and the rules thereunder, and will provide promptly notice of any material violations relating to any of the Funds to Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the


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

             services contemplated by this Agreement; and (vii) will promptly notify Manager and the Funds of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or in the event that Subadviser or any of its affiliates becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority that materially affects Subadviser's ability to perform the services contemplated by this Agreement. Subadviser further agrees to notify Manager and the Funds promptly of any material fact known to Subadviser concerning Subadviser that is not contained in the Funds' Registration Statement, or any amendment or supplement to any Fund prospectus or Statement of Additional Information, but that is required to be disclosed therein, and of any material statement contained therein that becomes untrue in any material respect.

       (b) Subadviser has adopted a written code of ethics designed to comply with the requirements of Rule 17j-1 under the 1940 Act and will provide Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Manager that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that, in Subadviser's judgment, appropriate action was taken in response to such violation.

       (c) Subadviser has provided Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the SEC, more than 48 hours prior to the execution of this Agreement, and promptly will furnish a copy of all amendments thereto to Manager.

       (d) Subadviser will promptly notify Manager of any changes in its controlling shareholder(s) or in the key personnel who are either the portfolio manager(s) responsible for the Funds or the Subadviser's Chief Executive Officer or President, or Chief Investment Officer, or if there is otherwise an actual change in control of Subadviser. For purposes of this section "control" shall have the same meaning as under the 1940 Act.

       (e) Unless required by applicable law, Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Funds or Manager, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Manager, which consent shall not be unreasonably withheld.


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


6.     Representations of Manager.  Manager represents and warrants as follows:

       (a) Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Management Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement of the Management Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise or in the event that Manager or any of its affiliates becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority that materially affects Manager's ability to perform the services contemplated by this Agreement or the Management Agreement.

       (b) Unless required by applicable law, Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser, which consent shall not be unreasonably withheld.

       (c) Manager and the Trust have duly entered into the Management Agreement pursuant to which the Trust authorized to enter into this Agreement. Shareholders of the Funds have approved this Agreement or are not required to approve this Agreement under applicable law.

7.     Liability and Indemnification.

          (a)Subadviser agrees to perform the services required to be rendered by Subadviser under this Agreement, but nothing herein contained shall make Subadviser or any of its officers, partners, or employees liable for any loss sustained by the Funds, Manager, or their respective officers, directors, or shareholders, or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to the Funds, Manager, or their respective officers, directors, shareholders, or any other person to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect Subadviser or Manager from any liabilities that it may have under the Securities Act of 1933, as amended, (the "1933 Act") or the


                                       9
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             1940 Act.  Subadviser does not warrant that the portion of the assets of each of the Funds managed by Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

          (b)Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, any of its affiliates, and any of the officers, partners, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Funds, Manager, their respective officers, directors, or shareholders, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933
             Act) (collectively, "Fund and Manager Indemnitees") as a result of any error of judgment or mistake of law by Subadviser with respect to the Funds, except that, subject to paragraph (a) above, nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund and Manager Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Subadviser contained in the Registration Statement , proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Manager or the Funds by the Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Subadviser; provided, however, that the Fund and Manager Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Manager's, the Trust's, or their respective officers', partners', employees', consultants', or agents' willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties under this Agreement or the Management Agreement, or violation of applicable law. It is further understood and agreed that Subadviser may rely upon information furnished to it by Manager that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a




                                       10
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          waiver of limitation of any rights that Manager may have under any securities laws.

          (c)Except as may otherwise be provided by the 1940 Act or any other federal securities law, Manager and the Funds shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") as a result of any error of judgment or mistake of law by the Trust or Manager with respect to the Funds, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Manager for, and Manager shall indemnify and hold harmless the Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Manager in the performance of any of its duties or obligations hereunder or under the Management Agreement; (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance upon written information furnished to Manager or the Funds by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Manager or the Funds; provided, however, that the Subadviser Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Manager's, the Trust's, or their respective officers', partners', employees', consultants', or agents' willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties under this Agreement or the Management Agreement, or violation of applicable law. It is further understood and agreed that Manager may rely upon information furnished to it by Subadviser that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights that Subadviser may have under any securities laws.

          (d)After receipt by Manager, the Funds, or Subadviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (b) or (c) above ("Indemnified Party") of notice of the commencement of any


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

             action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information about the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8.     Duration and Termination.

          (a)Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the effective date set forth in Schedule A only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each with respect to any Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

          (b)Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60


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

             days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Manager (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Funds or Manager. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to Manager; (2) upon material breach by Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach; or
             (3) immediately if, in the reasonable judgment of Subadviser, Manager becomes unable to discharge its duties and obligations under this Agreement or the Management Agreement, including circumstances such as the insolvency of the Manager or other circumstances that could adversely affect the Funds or Subadviser. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act), except as otherwise provided otherwise by any rule of action by the SEC, or upon the termination of the Management Agreement.

          (c)In the event of termination of the Agreement, those sections of the Agreement which govern conduct of the parties' future interactions with respect to Subadviser having provided investment management services to the Funds for the duration of the Agreement, including, but not limited to, Sections 1(a)(iv)(A), 1(e), 7, 14, 16, and 17, shall survive such termination of the Agreement.

9. Subadviser's Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of Subadviser or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser's right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association. It is understood that Subadviser may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund. Subadviser is not obligated to initiate transactions for a Fund in any security that Subadviser, its principals, affiliates, or employees may purchase or sell for its or their own accounts or the accounts of other clients. In the performance of its duties hereunder, Subadviser is and shall be an independent contractor.


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



             1.  References to Subadviser.

       (a) The name "Columbia" is the property of Subadviser for copyright and other purposes. Subadviser agrees that, for so long as Subadviser is the sole subadviser of any Fund, the name "Columbia" may be used in the name of such Fund and that such use of the name "Columbia" may include use of the name in prospectuses, reports, and sales materials.

       (b) During the term of this Agreement, Manager agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Funds or the public, which refer to Subadviser or its clients in any way, prior to use thereof and not to use such material if Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery. Subadviser's right to object to such materials is limited to the portions of such materials that expressly relate to Subadviser, its services, and its clients. Any reference to Subadviser or description of Subadviser or its services in such literature shall be consistent with the information contained in the Registration Statement.

 11. Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.


             Subadviser:

                    Columbia Management Advisors, LLC
                    100 Federal Street
                    Boston, Massachusetts  02110
                    Attn:  President

                    with a copy to:

                    James R. Bordewick, Jr.
                    Legal Department
                    Bank of America
                    One Financial Center
                    Mail Code  MA5-515-11-05
                    Boston, MA  02111


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


             Manager:

                    Allianz Investment Management LLC
                    5701 Golden Hills Drive
                    Minneapolis, Minnesota  55416-1297
                    Attn:  President

                    with a copy to:

                    H. Bernt von Ohlen, Chief Legal Officer
                    Allianz Investment Management LLC
                    5701 Golden Hills Drive
                    Minneapolis, Minnesota  55416-1297


12. Amendments. This Agreement may be amended by mutual agreement in writing, (a) subject to approval by the Board and the Funds' shareholders to the extent required by the 1940 Act or (b) consistent with any published interpretation of the staff of the SEC.

13. Assignment. Subadviser shall not make an assignment of this Agreement (as defined in the 1940 Act) without the prior written consent of Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

14. Governing Law. This Agreement, and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of New York, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

15. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement amends and restates the 2006 Subadvisory Agreement.

16. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17. Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

18. Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one instrument.

20. Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.



IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


ALLIANZ LIFE ADVISERS, LLC                     COLUMBIA MANAGEMENT ADVISORS, LLC



By:  /s/ Brian Muench                          By:  /s/ Beth Ann Brown
Name:  Brian Muench                            Name:  Beth Ann Brown
Title:  Vice President                         Title:  Managing Director


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